Exhibit 99.1

For Immediate Release:

CONTACT:

Bob Husted	David Rosenthal
Investor Relations Manager	Chief Financial Officer
(303) 440-5330	(303) 440-5330

SpectraLink Settles Shareholder Lawsuit

BOULDER, Colo. – Oct. 7, 2004 — SpectraLink Corporation (Nasdaq: SLNK), an industry pioneer in enterprise wireless communications, announced today that the consolidated class action securities lawsuits filed in February 2002 against SpectraLink and certain of its officers and directors have been settled. The federal judge presiding over the case granted final approval of the $1.5 million negotiated settlement. SpectraLink’s insurance carrier has covered the entire amount of the settlement.

“I am pleased to put this issue behind us,” said John Elms, SpectraLink president and CEO. “While the company continues to believe that its directors and officers acted properly at all times, by settling the suit within coverage limits, we have avoided further diversion of management time spent defending these claims and additional costs to the company. The settlement specifically provides that it is not to be construed as any admission or concession that any of the claims made by the plaintiffs were accurate or otherwise valid, or that SpectraLink or any of its officers, directors or employees acted improperly.”

The company remains in active negotiations to settle the two derivative actions related to this case. The defendants believe that these lawsuits are without merit and intend to vigorously defend themselves if a successful settlement cannot be reached.

About SpectraLink

SpectraLink Corporation is the leading U.S. manufacturer and provider of wireless telephone systems for the workplace. SpectraLink distributes its products through strategic OEM partnerships and industry-leading service, equipment, and application providers, cultivating a vast customer base among industries including retail, education, healthcare, manufacturing, finance, information systems and telecommunications. For more information, visit http://www.spectralink.com.

This release may contain forward-looking statements that are subject to risks and uncertainties. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, and subsequent Form 10-Q filings.